Exhibit 99.1

10172 Linn Station Road Louisville, Kentucky 40223 (502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: December 8, 2006

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces Agreement to Purchase The Overlook at St. Thomas Multi-Family Property in Louisville, Kentucky with an Unaffiliated Partner

Louisville, KY (December 8, 2006) (AMEX: NLP) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that it entered into an agreement (the “Agreement”) with The Northwestern Life Insurance Company (the “Seller”) to purchase, together with an unaffiliated partner, a multifamily property located in Louisville, Kentucky known as The Overlook at St. Thomas (“The Overlook”).

The Overlook is a 484-unit community offering apartments that feature large, contemporary floor plans, oversized closets, fireplaces, nine-foot ceilings and other custom home features. In addition, the property offers its residents access to an expansive free-standing clubhouse with two guest suites, indoor and outdoor swimming pools, spa, Jacuzzi, dry sauna, state-of-the-art fitness center and business center. The property also includes two lighted tennis courts.

A spokesperson for the Company indicated that, subject to the terms and conditions of the Agreement, the Company and its partner have agreed to an aggregate purchase price of $46 million to acquire The Overlook. The purchasers have until January 8, 2007, to conduct general due diligence on the property. If the purchasers are satisfied with the results of their due diligence, they must close the Agreement by January 31, 2007, unless such date is extended as provided in the Agreement.

The spokesperson also announced that the Company intends to satisfy its portion of the purchase price for The Overlook from the proceeds of a mortgage loan secured by the Company’s interest in The Overlook and working capital.

Although the Company believes it will be able to complete the purchase of The Overlook, there can be no assurance that the Company will acquire this property on the terms and conditions described in this release or on any other terms and conditions.

About NTS Realty Holdings Limited Partnership

The Company currently owns twenty-nine properties, comprised of nine multifamily properties, sixteen office buildings and business centers, three retail properties and one ground lease. The properties are located in and around Louisville and Lexington, Kentucky, Nashville, Tennessee, Richmond, Virginia, Fort Lauderdale, Florida, Indianapolis, Indiana and Atlanta, Georgia. The Company’s limited partnership units are listed on the American Stock Exchange under the trading symbol “NLP.”

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Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K, which was filed on April 3, 2006, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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